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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC   20549


                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                               (AMENDMENT NO. 6)


                                  VENCOR, INC.
                                (Name of Issuer)

                                  Common Stock
                          Title of Class of Securities

                                   922602107
                                  (CUSIP No.)

Check the following box if a fee is being paid with this statement   _____.
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1, and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





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
CUSIP No. 922602107                                SCHEDULE 13G                                Page 2 of 4 pages


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1.   NAMES OF REPORTING PERSON      R. Gene Smith
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
         ###-##-####

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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) Not applicable
                          (a)  ____

                          (b)  ____
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3.   SEC USE ONLY

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4.   CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America

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NUMBER OF SHARES BENEFICIALLY                                       (5) SOLE VOTING POWER
OWNED BY EACH REPORTING PERSON                                          1,689,267*
WITH
                                                                    (6) SHARED VOTING POWER
                                                                        36,250

                                                                    (7) SOLE DISPOSITIVE POWER
*Includes 23,907 shares which may be                                    1,689,267*
acquired pursuant to options exercisable
at 12/31/95 or within 60 days thereafter.                           (8) SHARED DISPOSITIVE POWER
                                                                        36,250

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9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON        1,725,517 shares

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10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES
         Not applicable
(See Instructions)     ____

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11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         2.5%

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12.   TYPE OF REPORTING PERSON (See Instructions)
         IN

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
CUSIP No. 922602107                 SCHEDULE 13G                           Page 3 of 4 pages

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ITEM 1(a)
NAME OF ISSUER:   Vencor, Inc.

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ITEM 1(b)
ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
3300 Providian Center, 400 West Market Street, Louisville, KY 40202

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ITEM 2(a)
NAME OF PERSON FILING:
R. Gene Smith

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ITEM 2(b)
ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
Suite 500, 133 South Third Street, Louisville, KY 40202

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ITEM 2(c)
CITIZENSHIP:
United States of America

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ITEM 2(d)
TITLE OF CLASS OF SECURITIES:
Common Stock, par value $.25 per share

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ITEM 2(e)
CUSIP NUMBER:
922602107

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ITEM 3
IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) or 13d-2(b), CHECK APPROPRIATE BOX:
Not applicable

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ITEM 4
        If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule
13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire:

        Not applicable.  As of December 31, 1995, Mr. Smith owned less than 5%
of Vencor, Inc.'s outstanding Common Stock.
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
CUSIP No. 922602107                         SCHEDULE 13G                                Page 4 of 4 pages

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ITEM 5
OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check
the following:               [X]

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ITEM 6
OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
         Not applicable

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ITEM 7
IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON
BY THE PARENT HOLDING COMPANY:
         Not applicable

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ITEM 8
IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
         Not applicable

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ITEM 9
NOTICE OF DISSOLUTION OF GROUP:
         Not applicable

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ITEM 10
CERTIFICATION:
         Not applicable

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SIGNATURE
         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
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Date:  February 13, 1996



/s/  R. Gene Smith
-------------------------
R. Gene Smith